Exhibit 99.1

Mar 29, 2021 04:05pm

LifeMD Reports Q4 2020 Revenue up 227% to Record $12.9 Million, Full Year up 199% to Record $37.3 Million

NEW YORK, March 29, 2021 (GLOBE NEWSWIRE) — LifeMD, Inc. (NASDAQ: LFMD), a leading direct-to-patient telehealth company, reported results for the fourth quarter and full year ended December 31, 2020. All quarterly and full year comparisons are to the same year-ago period. The company will hold a conference call at 4:30 p.m. Eastern time today to discuss the results (see dial-in information below.)

Q4 Financial Highlights

●	Revenue increased 227% to a record $12.9 million.
●	82% of Q4 2020 revenue was generated by subscriptions, up from 48% in Q4 2019.
●	Telemedicine net orders increased 275% to more than 117,000.
●	Annual recurring revenue (ARR) from subscriptions at December 31, 2020 reached $53.4 million, up 443% compared to the end of 2019 (see description of ARR, below). At March 29, 2021, ARR from subscriptions increased to $75.9 million, up 267% year-over-year.
●	Gross profit increased 184% to $8.9 million or 69.1% of revenue.
●	Cash totaled $9.2 million at December 31, 2020, versus $1.1 million at December 30, 2019. Subsequent to the end of the quarter, the company completed a private placement with net proceeds of $14.9 million.

Full Year 2020 Financial Highlights

●	Revenue up 199% to a record $37.3 million.
●	Including $917,000 in year-end deferred revenue associated with subscriptions, adjusted 2020 revenues on a non-GAAP basis total $38.2 million.
●	Telehealth net product orders increased 195% to more than 322,000.
●	Gross profit increased 185% to $28.4 million or 76.1% of revenue.

Q4 Operational Highlights

●	Total patients and customers served nationwide surpassed 300,000.
●	Customers on subscription across all brands increased to 82%, up from 48% in Q4 2019.
●	Launched LifeMD™ telehealth platform (formerly Veritas MD™) to deliver greater access and convenience to consumers seeking medical treatment, prescription medications and over-the-counter personal health products direct-to-home.

●	Secured licensing agreement with Restorsea, a leading medical grade skincare technology platform, to create a best-in-class clinical grade OTC skincare line marketed under the new NavaMD™ brand.
●	Uplisted the company’s common stock to the Nasdaq Capital Market.
●	Expanded the management team with appointments of a highly accomplished operations and customer experience executive, Brad Roberts, as chief operating officer, as well as expert life sciences attorney, Eric Yecies, as chief compliance officer and general counsel.
●	Strengthened corporate governance with the appointment of two members to the board of directors: Dr. Connie Mariano, a former White House physician and U.S. Navy Rear Admiral, and current director of the Center for Executive Medicine; and Roberto Simon, former Revlon CFO and current CFO of NYSE-traded WEX.

2021 Financial Outlook

●	For the first quarter of 2021, the company continues to expect revenue exceeding $17 million, which would represent a more than 30% sequential improvement versus Q4 2020.
●	For the full year 2021, the company expects revenue of $85 million to $95 million, representing growth of 128% to 155%.

Management Commentary

“2020 was an incredible year for telemedicine and a stellar year for LifeMD, with our top line growing by nearly 200% to a record $37.3 million,” commented LifeMD CEO, Justin Schreiber. “Including the deferred revenue from our record level of subscriptions, we actually booked sales of $38.2 million for the year.

“Now with the first quarter of 2021 nearly closed, we continue to expect more than $17 million in revenue for the quarter, up more than 30% sequentially and up more than 295% versus the same year-ago quarter.

“All of this growth reflects the huge investments we made in the second half of 2020 and especially in the fourth quarter to scale our platform and capture new customers and market share. This has driven record levels of new subscribers and net orders in our telemedicine business. In fact, our subscription rate for new telemedicine orders has grown from 20% early last year to now more than 91%. We believe these new subscribers are worth far more than the investment we made to acquire them.

“This also means that our traditionally reported annual recurring revenue from subscriptions is now nearly the same as our top-line annual run-rate, with our top-line run-rate currently exceeding $75 million based on March’s estimated results.

“2020 was also a year of unprecedented change caused by the pandemic. Despite the challenges and heartbreaks, perhaps one silver lining to the pandemic is how it catalyzed the rapid expansion and evolution of the telehealth industry for the benefit and wellbeing of consumers.

“We have evolved and expanded along with it, from a branded telemedicine products company into a leading provider of end-to-end concierge telehealth products and services. Our recent name change from Conversion Labs to LifeMD reflects this evolution.

“Ever since we embarked upon this journey two years ago, our vision has always been to radically change healthcare by making access to the best physicians and treatments easily accessible, convenient, and affordable. From discreetly treating sexual health and hair loss to the upcoming rollout of our new teledermatology and concierge telehealth services, LifeMD is now at the forefront of the telehealth revolution, improving healthcare for countless Americans across all 50 states.

“As remarkable as this growth and market expansion has been, we believe we have only begun to scratch the surface of what we see as a $600 billion addressable market opportunity. To capture more of this market, we are planning to launch additional telehealth products and services throughout the year that will further strengthen our growth outlook.

“One of our major milestones in 2020 was the official launch of our LifeMD digital telehealth platform that represents the culmination of years of development by experts in technology, medicine, and regulatory affairs. Owning our own robust and flexible end-to-end telehealth platform allows us to offer highly customized and targeted telemedicine offerings, resulting in better care and higher levels of satisfaction among our patients. It also enables us to quickly test, launch and scale new telemedicine offerings.

“Such offerings include our new tele-dermatology clinic for women, Nava MD™, which we are planning to launch in the coming week. We are also preparing to launch treatments for new indications under our existing popular telehealth brands, Rex MD and Shapiro MD, which have been carefully designed to serve the evolving needs of our customers and attract new customers to our platform.

“We have also been finalizing the rollout plan and technology infrastructure for our subscription-based primary care and concierge telehealth services, which will be offered under the LifeMD brand. We believe these personalized services will revolutionize the way our patients access a healthcare provider and strengthen our ability to positively impact their long-term health. It will combine a low-cost prescription drug offering, discounted access to our cash-pay telemedicine products, and on-demand access to the same doctor. While the offering will initially be launched in the U.S., we believe it has a global appeal given the high regard internationally for our country’s medical professionals and healthcare system.

“These are clearly unprecedented times for the healthcare and telemedicine industry. The stage of the telemedicine industry today is reminiscent of the beginning of the e-Commerce era. There were many winners and losers with e-commerce, but the biggest winners were those who made the biggest investments in customer acquisition, customer care, and market share, like Amazon and eBay.

“We are at a similar stage now with virtual healthcare and telemedicine, with the industry still very much in its nascent stage. We have the opportunity to become the 800-pound gorilla in this space like Amazon is to e-Commerce and eBay to online auctions, and that is our vision.

“We recognize that the future of our company and our fulfillment of this vision will be determined by how our patients and customers experience our telehealth brands and services, and how loyal they will become to our offerings as a result. So, we have and will continue to invest heavily in our platform and people, as well as in the strongest marketing campaigns to capture new subscribers and market share.

“The $14 million strategic private placement we completed in February supports our aggressive growth initiatives, including further scaling the size and reach of our digital health ecosystem, launching our concierge telehealth service, expanding our suite of brands for men’s and women’s health, and accelerating customer acquisition.

“Now that nearly all of our customers are on subscription—either monthly or quarterly—we have much greater visibility into our revenue and growth rate. For the full year 2021, we are forecasting revenue to range between $85 million and $95 million, or grow 128% to 155%.

“Looking ahead, we remain confident that our LifeMD telehealth platform will continue to drive tremendous growth, opportunity and especially greater shareholder value, over the months and years to come.”

Key Business Metrics
	Three Months Ended December 31,			Full Year Ended December 31,
Orders & Subscriptions	2020	2019	% Chg	2020	2019	% Chg
Net Telehealth Product Orders	117,379	31,304	275%	322,310	109,218	195%
PDFSimpli Subscribers	67,228	27,750	142%	67,228	27,750	142%

Revenue ($ thousands)
	2020	2019	% Chg	2020	2019	% Chg
Telehealth Revenues, net	$10,297	$2,620	293%	$30,561	$9,929	208%
PDFSimpli Revenues, net	2,596	1,325	96%	6,733	2,539	165%
Total Revenue	$12,894	$3,944	227%	$37,294	$12,469	199%

Total % Revenue from Subscription	82%	48%	34%	69%	45%	24%

Q4 2020 Financial Summary

Revenue in the fourth quarter of 2020 increased 227% to a record $12.9 million from $3.9 million in the same year-ago quarter. The growth in revenue was primarily driven by a 293% increase in telemedicine product revenues. The company’s PDFSimpli subsidiary, a PDF software-as-a-service (SaaS), contributed net sales of $2.6 million, up 96% from the year-ago quarter.

Including $917,000 in year-end deferred revenue associated with subscriptions, adjusted revenues on a non-GAAP basis would total $13.8 million for the fourth quarter of 2020.

Gross profit in the fourth quarter increased 184% to $8.9 million, compared to $3.1 million in the same year-ago quarter. Gross margin in the fourth quarter of 2020 decreased to 69.1% from 79.6% in the same year-ago quarter. The decrease was primarily due to a change in the mix of product sales and inventory write-off associated with legacy products. Excluding the impact of the non-cash write-off, adjusted gross margin on a non-GAAP basis for the fourth quarter of 2020 would be 76.1%.

Operating expense in the fourth quarter of 2020 was $41.2 million, up from $3.7 million in the same year-ago quarter. The increase was primarily due to increases in selling and marketing expense of $15.2 million, general and administrative (G&A) expenses of $21.7 million, other operating expenses of $479,000, customer services of $66,000 and development costs of $93,000. G&A expenses for fourth quarter of 2020 also included non-cash expenses for stock-based compensation and amortization of $20.1 million.

The increase in selling and marketing expense was primarily driven by an acceleration of investment in patient acquisition. This resulted in a nearly 200% increase in new telemedicine patients in the fourth quarter, of which about 90% signed up for product subscriptions. The increase in G&A expenses was primarily due to non-cash stock-based compensation associated with several new management hires.

Net loss attributable to common stockholders for the fourth quarter of 2020 was $32.3 million or $(2.56) per share, as compared to a net loss attributable to common stockholders of $0.7 million or $(0.09) per share in the fourth quarter of 2019. The company’s net loss for the fourth quarter of 2020 included non-cash or financing-related charges primarily related to stock-based compensation associated with several key management hires, warrant settlement expenses, and financing costs related to the company’s fourth quarter private placement.

Adjusted EBITDA, a non-GAAP term, totaled negative $9.7 million in the fourth quarter of 2020, compared to adjusted EBITDA of $0.5 million in the same year-ago quarter (see definition of this non-GAAP term and reconciliation to GAAP, below.)

Cash totaled $9.2 million at December 31, 2020, as compared to $917,000 at September 30, 2020. The increase was primarily due to a private placement with net proceeds of $14.9 million completed in November 2020.

Full Year 2020 Financial Summary

Revenue in the full year 2020 increased 199% to a record $37.3 million from $12.5 million in 2019. The increase in revenue was attributable to both the increase in telehealth net revenues of 208% to $30.6 million and an increase in PDFSimpli net revenues of 165% to $6.7 million.

After including $917,000 in year-end deferred revenue associated with subscriptions, adjusted revenues on a non-GAAP basis total $38.2 million for the full year 2020.

Gross profit in the full year 2020 increased 185% to $28.4 million, compared to $9.9 million in 2019. Gross profit as a percentage of revenue in 2020 decreased to 76.1% from 79.7% in 2019. The decrease was primarily due to an inventory write-off associated with legacy products as well as due to the mix of products sold. Excluding inventory adjustments of $2.1 million, adjusted gross profit on a non-GAAP basis for the full year 2020 would be $30.5 million or 81.8% as a percentage of revenue.

Operating expense for the full year 2020 totaled $86.2 million, which was up from $12.8 million in 2019. The increase was primarily due to increases in selling and marketing expenses of $32.8 million, as well as G&A expenses of $39.8 million, other operating expenses of $442,000, customer service expenses of $146,000, and development costs of $224,000. G&A expenses for the full year also included non-cash stock-based compensation of $37.0 million.

Net loss attributable to common stockholders for the full year 2020 was $63.4 million or $(4.44) per share, as compared to a net loss attributable to common stockholders of $3.1 million or $(0.32) per share in 2019.

The net loss for the full year 2020 included certain non-cash or financing-related charges, including interest expense and accrued interest of $514,000, amortization expenses of $1.2 million, warrant settlements of $0.9 million, financing transactions expense of $237,000, acceleration of debt discount of $500,000, inventory adjustments of $2.1 million, non-cash deemed distributions to common and preferred shareholders of $4.7 million, and stock-based compensation expense of $37.0 million.

Adjusted EBITDA, a non-GAAP term, totaled a loss of $16.3 million in the full year 2020, compared to a loss of $0.7 million in the same year-ago period (see definition of this non-GAAP term and reconciliation to GAAP, below.)

Conference Call

LifeMD management will hold a conference call to discuss its financial results later today, followed by a question-and-answer period.

Date: Monday, March 29, 2021
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-800-437-2398
International dial-in number: 1-720-452-9102
Conference ID: 4067431

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at LifeMD.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through April 12, 2021.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 4067431

About LifeMD

LifeMD, Inc. (formerly Conversion Labs) is a leading telehealth company that is transforming the healthcare landscape with direct-to-patient product and service offerings. LifeMD’s telemedicine platform enables virtual access to affordable and convenient medical treatment from licensed providers and, when appropriate, prescription medications and over-the-counter products delivered directly to the patient’s home. To learn more, go to LifeMD.com.

About Annual Recurring Revenue

The company calculates its annual recurring revenue (ARR) from subscriptions by multiplying by 12 the monthly sum of revenue attributed exclusively to sales to customers engaged in the company’s rebill structure. In the company’s calculation of ARR from subscriptions, it does not consider single sales from customers that purchase products through the company’s regular checkout pages, third-party online marketplaces or involving the assistance of a company customer service representatives. Beginning with the reporting of the fourth quarter and full year 2020 results, this calculation includes revenue from the initial purchase of patients who signed up under a recurring subscription plan. The company believes this more accurately represents the current annualized value of its subscription customers.

Cautionary Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects — both business and financial. While we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to LifeMD, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

LifeMD™, Shapiro MD™, Rex MD™ and Nava MD™ are trademarks of LifeMD. All other trademarks are the property of their respective owners.

LIFEMD, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS

Current Assets
Cash	$9,179,075	$1,106,624
Accounts receivable, net	648,421	97,448
Product deposit	816,765	150,000
Inventory, net	1,264,258	950,059
Other current assets	154,876	442,971
Total Current Assets	12,063,395	2,747,102

Non-current assets
Right of use asset, net	274,437	23,625
Capitalized software, net	375,983	-
Intangible assets, net	339,840	675,452
Total non-current assets	990,260	699,077

Total Assets	$13,053,655	$3,446,179

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$11,794,084	$3,051,156
Notes payable, net	779,132	814,734
Deferred revenue	916,880	109,552
Total Current Liabilities	13,490,096	3,975,442

Long-term Liabilities
Lease Liability	285,323	29,978
Contingent consideration on purchase of LegalSimpli	100,000	500,000
Deferred tax liability	-	70,000
Total Liabilities	13,875,419	4,575,420

Commitments and contingencies

Mezzanine Equity
Preferred Stock, $0.0001 per value; 4,996,500 and 5,000,000 shares authorized

Series B Preferred Stock, $0.0001 per value; 5,000 and 0 shares authorized, 3,500 and 0 shares issued and outstanding as of December 31, 2020 and 2019, respectively; liquidation value approximately, $1,045 and $0 at December 31, 2020 and 2019, respectively	3,655,822	-

Stockholders’ Deficit
Common stock, $0.01 par value; 100,000,000 shares authorized, 23,433,663 and 10,680,730 shares issued, 23,330,623 and 10,577,690 outstanding as of December 31, 2020 and 2019, respectively	234,337	106,807

Additional paid-in capital	77,779,370	15,663,626
Accumulated deficit	(80,151,905)	(16,594,917)
	(2,138,198)	(824,484)
Treasury stock, 103,040 and 103,040 shares, at cost	(163,701)	(163,701)
Total LifeMD, Inc. Stockholders’ Deficit	(2,301,899)	(988,185)

Non-controlling interest	(2,175,687)	(141,056)

Total Stockholders’ Deficit	(4,477,586)	(1,129,241)

Total Liabilities and Stockholders’ Deficit	$13,053,655	$3,446,179

LIFE MD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net Revenues
Product revenues, net	$10,297,413	$2,609,982	$30,556,163	$9,919,506
Software revenues, net	2,596,139	1,324,529	6,732,747	2,539,129
Service revenues, net	-	9,943	5,000	9,943
Total Revenues, net	12,893,552	3,944,454	37,293,910	12,468,578

Cost of product revenue	3,854,347	755,239	8,572,490	2,371,295
Cost of software revenue	130,663	50,673	334,952	154,013
Cost of revenues	3,985,010	805,912	8,907,442	2,525,308

Gross Profit	8,908,542	3,138,542	28,386,468	9,943,270

Expenses
Selling & marketing expenses	18,238,078	3,042,072	41,669,475	8,916,217
General and administrative expenses	22,109,782	364,684	42,206,675	2,398,751
Operating expenses	502,945	24,045	1,166,697	724,270
Customer service expenses	227,870	161,968	716,325	570,763
Development Costs	157,936	65,141	446,749	222,877
Total expenses	41,236,611	3,657,910	86,205,921	12,832,878

Operating Loss	(32,328,069)	(519,368)	(57,819,453)	(2,889,608)

Interest expense, net	(354,526)	(330,194)	(1,667,536)	(761,150)
Loss on debt settlement	(914,862)		(914,862)	-

Loss from operations before provision for income taxes	(33,597,457)	(849,562)	(60,401,851)	(3,650,758)

Provision for income taxes	122,500	(122,500)	122,500	(122,500)

Net Loss	(33,719,957)	(727,062)	(60,524,351)	(3,528,258)

Net (loss) attributable to noncontrolling interests	(1,469,228)	(15,515)	(1,877,408)	(391,055)

Net loss attributable to Conversion Labs, Inc.	$(32,250,729)	$(711,547)	$(58,646,943)	$(3,137,203)

Deemed distribution to holders of common and Series B Preferred stock	-	(0)	(4,716,021)	-

Net loss attributable to Conversion Labs, Inc. common stockholders	$(32,250,729)	$(711,547)	$(63,362,964)	$(3,137,203)

Basic loss per share attributable to Conversion Labs, Inc. common stockholders	$(2.56)	$(0.09)	$(4.44)	$(0.32)
Diluted loss per share attributable to Conversion Labs, Inc. common stockholders	$(2.56)	$(0.09)	$(4.44)	$(0.32)

Weighted Average number of common shares outstanding:
Basic	12,581,401	9,627,093	14,275,153	9,897,745
Diluted	12,581,401	9,627,093	14,275,153	9,897,745

About the Use of Non-GAAP Financial Measures

The management of LifeMD believes that the use of the non-GAAP measure, adjusted EBITDA, is helpful for an investor to assess the performance of the company. The company defines adjusted EBITDA as income (loss) attributable to common shareholders before interest, taxes, depreciation, amortization, financing expense, acceleration of debt discount, inventory valuation adjustment/write off, warrant settlements, accrued interest/deemed distributions, and stock-based compensation expense.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, management believes that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between the company’s core business operating results and those of other companies, as well as providing the company with an important tool for financial and operational decision making and for evaluating its own core business operating results over different periods of time.

The company’s adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in its industry, as other companies in its industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. The company’s adjusted EBITDA is not a measurement of financial performance under GAAP, and should not be considered as an alternative to operating income (loss) or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. LifeMD management does not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

The following table sets-forth non-GAAP adjusted EBITDA reconciled to its nearest comparable GAAP equivalent:

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Net loss attributable to common shareholders	$(32,250,729)	$(711,547)	$(63,362,964)	$(3,137,203)

Interest expense (excluding debt discount and acceleration of debt)	354,526	330,194	350,273	761,150
Depreciation & Amortization Expense	47,902	83,903	335,612	335,613
Amortization of debt discount	-	429,403	817,118	622,256
Warrant settlement	914,862	-	914,862	-
Financing transactions expense	175,000	-	237,012	-
Acceleration of debt discount	-		500,145	-
Inventory valuation adjustment/ write-off	902,929	-	2,111,307	-
Deemed distribution to holders of Series B Preferred stock	-	-	4,716,021	-
Accrued interest on Series B Stock	89,686	-	163,322	-
Stock-based compensation expense	20,059,908	360,155	36,961,141	733,215

Adjusted EBITDA	$(9,705,916)	$492,108	$(16,256,151)	$(684,969)

Company Contact

LifeMD, Inc.
Marc Benathen, CFO
info@conversionlabs.com

Media and Investor Relations Contact

Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566